Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form F-1 of ZOOZ Power Ltd. of our report dated April 30, 2024 relating to the financial statements of ZOOZ Power Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited Jerusalem, Israel January 14, 2025

Kesselman & Kesselman, RAD Tower, 16 Hartom Street, Jerusalem 9777516, Israel, P.O Box 45192,
Har Hotzvim, Jerusalem 91450, Telephone: +972 -2 -5148200, Fax: +972 -2- 5418201, www.pwc.com/il

Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity